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                                                                      Exhibit 21


                           SUBSIDIARIES OF THE COMPANY

         The following is a list of the active subsidiaries of the Company as of March 30, 1998, indicating the jurisdiction of incorporation of each and the names under which such subsidiaries conduct business. In the case of each subsidiary which is indented, its immediate parent owns beneficially all of the voting securities.

            NAME OF SUBSIDIARY                  JURISDICTION OF INCORPORATION
            ------------------                  -----------------------------

        BGLS Inc.                                            Delaware
        Liggett Group Inc.                                   Delaware
        Brooke (Overseas) Ltd.                               Delaware
        New Valley Holdings, Inc.                            Delaware

         Not included above are other subsidiaries which, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary, as such term is defined by Rule 1-02(w) of Regulation S-X.